UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 29, 2015
COMSTOCK MINING INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada (State or Other Jurisdiction of Incorporation)	001-35200 (Commission File Number)	65-0955118 (I.R.S. Employer Identification Number)
1200 American Flat Road, Virginia City, Nevada 89440
(Address of Principal Executive Offices, including Zip Code)
Registrant’s Telephone Number, including Area Code: (775) 847-5272

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.
Item 8.01.    Other Items.

On July 29, 2015, Comstock Mining Inc. (the “Company”) announced that it has reached an agreement with the other members of its Northern Comstock LLC joint venture that will result in reduced capital contribution obligations of the Company going forward. The Company also announced that it will mail notices and consents to all holders of the Company’s outstanding shares of convertible preferred stock (the “Consent Solicitation”), pursuant to which the Company is seeking written authorization from a majority of the holders of the Company’s outstanding 7 1/2% Series A-1 Convertible Preferred Stock (“Series A-1”), 7 1/2% Series A-2 Convertible Preferred Stock (“Series A-2”) and 7 1/2% Series B Convertible Preferred Stock (“Series B,” and together with the Series A-1 and Series A-2, the “Preferred”) to amend the certificates of designation of rights, preferences, rights and limitations of the Preferred (the “Charters”). The amendments to the Charters will result in the automatic conversion of the Preferred into shares of the Company’s common stock, par value $0.000666, per share. If the amendments to the Charters are approved, the Company will declare and pay a one-time dividend of 127 shares of common stock per share of Preferred to each holder of the Preferred. All shares of common stock will be delivered by the same method that dividend share payments are presently made.

Unless extended by the Company (which the Company has the right to do at any time and from time to time), the Consent Solicitation is scheduled to expire at 11:59 p.m., New York City time, on August 26, 2015.

On July 29, 2015, the Company entered into a Restructuring Agreement (the “Restructuring Agreement”), with Northern Comstock LLC (“Northern Comstock”), the members of Northern Comstock and other entities affiliated with the Company's Chairman and largest shareholder, John V. Winfield. Pursuant to the Restructuring Agreement, the Company’s shareholders party thereto agreed to consent to the proposed amendments to the Charters thereby eliminating the special voting rights and Board representation rights associated with the Series A-1 and the Company and the other members of Northern Comstock agreed to amend the terms of the operating agreement for Northern Comstock (the "Operating Agreement") to reduce the Company's remaining capital contributions from approximately $31.05 million to $9.75 million and permit such capital contributions to be made in the form of cash, or in certain circumstances, common stock. The foregoing description of the Restructuring Agreement does not purport to be complete and is qualified in its entirety by the full text of the Restructuring Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

On July 29, 2015, the Company entered into a Stockholders' Agreement (the "Stockholders' Agreement"), with Mr. Winfield and entities affiliated with Mr. Winfield, pursuant to which the Company is generally prohibited from incurring indebtedness in excess of $5,000,000, subject to certain limited exceptions. The prohibition set forth in the Stockholders' Agreement is substantially identical to the negative covenant presently set forth in the Charters governing the Preferred. The foregoing description of the Stockholders' Agreement does not purport to be complete and is qualified in its entirety by the full text of the Stockholders' Agreement, which is filed as Exhibit 10.2 hereto and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.
d) Exhibits.

99.1	Press release dated July 29, 2015
99.2	Notice of Proposed Amendments and Consent Solicitation
10.1	Restructuring Agreement
10.2	Stockholders' Agreement

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COMSTOCK MINING INC.

Date: July 29, 2015	By:	/s/ Corrado De Gasperis
Name: Corrado De Gasperis Title: President, Chief Executive Officer and Director

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release dated July 29, 2015
99.2	Notice of Proposed Amendments and Consent Solicitation
10.1	Restructuring Agreement
10.2	Stockholders' Agreement